EXHIBIT 99.1

Micromuse Press Release

Dec 2, 2002

Micromuse to Acquire Lumos Technologies

Integrated OSS Technology Licensed by World’s Leading Equipment Vendors to be Included in Netcool® Suite SAN FRANCISCO – Micromuse Inc. (Nasdaq: MUSE), the leading provider of service and business assurance software, announced today that it has entered into an agreement to purchase Santa Monica, California-based Lumos Technologies, Inc. for up to $2.7 million in cash and the assumption of approximately $800,000 in outstanding debt. Approximately $1 million of the cash purchase price will be paid at closing, with the remainder payable in an earnout over the next four quarters. The acquisition is expected to provide Micromuse with sophisticated technology for managing Layer 1 networks, an existing base of over 100 equipment vendors who have signed license agreements with Lumos, and immediate opportunities to enrich existing Netcool® deployments within several major customers.

“Managers of today’s large complex networks are under constant pressure to deliver operating and cost efficiencies, and therefore they need software that will extend and enhance the performance of legacy transport and access infrastructures. By incorporating Lumos’ technology into Netcool solutions, we are demonstrating our ongoing commitment to solving the financial and operational challenges of our core customers,” said Greg Brown, Micromuse’s Chairman and CEO. “At the same time, by acquiring a large installed base of telecommunications equipment vendors who embed Lumos’ software as the element manager for their hardware offerings, we are expanding the addressable market for the Netcool suite.”

Lumos Technologies’ unique software solutions enable equipment vendors, service providers, and larger enterprises to manage the elements supporting their networks at the transport (Layer 1) and access layers. Lumos’ software extracts, normalizes, and correlates data streams from diverse network elements, allowing users to identify and resolve network problems quickly, monitor overall performance, configure specific network elements, collect and update inventory information, and forward relevant data to other OSS platforms and business systems. By integrating these capabilities with Netcool applications, Micromuse will be able to deliver the industry’s most comprehensive Layer 1 network visibility, event correlation, and problem resolution to current and future users of the Netcool suite.

“We expect that combining Lumos’ software solutions with the Netcool® suite will be an extremely favorable development for our equipment vendor and service provider customers and will enhance the positive returns from their use of these products,” said Gerry Egan, Founder and President of Lumos Technologies. “The Lumos team is very excited about joining forces with the industry’s leading provider of service and business assurance software.”

Micromuse anticipates that the acquisition will close prior to December 31, 2002.

About Micromuse
Micromuse Inc. (Nasdaq: MUSE) is the leading provider of service and business assurance software solutions. The Netcool® software suite provides organizations with the assurance that their IT systems are supporting and driving profits 24 hours a day. Unlike traditional infrastructure management systems, Netcool solutions provide realtime end-to-end visibility and accurate troubleshooting from a business perspective. Such business intelligence allows organizations to respond to problems quickly, streamline workflow processes and improve business uptime. Micromuse customers include AT&T, BT, Cable & Wireless, Charles Schwab, Deutsche Telekom, Digex, EarthLink, GE Appliances, ITC^DeltaCom, J.P. Morgan Chase, T-Mobile and Verizon. Headquarters are located at 139 Townsend Street, San Francisco, Calif. 94107; (415) 538-9090. The Web site is at www.micromuse.com.

About Lumos Technologies
Lumos Technologies, Inc. was established in 1996 to address the challenges of managing an integrated communications network and currently has approximately 35 employees. Lumos’ suite of telco grade network management solutions is used by leading service providers to incrementally consolidate and automate operations improving efficiency and reducing cost. The flexibility of Lumos’ software allows customers to deliver new service offerings based on their existing hardware investments. Leading network equipment vendors also benefit from

Lumos products, substantially reducing their development costs and dramatically accelerating their time-to-market. Visit www.lumos.com for more information on Lumos and its suite of network management solutions. Visit www.tl1.com to find out more about Transaction Language 1 (TL1) and how it manages SONET and access infrastructure in today’s large complex networks.

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Micromuse and Netcool are registered trademarks of Micromuse Ltd. Lumos is a trademark of Lumos Technologies, Inc. All other trademarks and registered trademarks in this document are the properties of their respective owners. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from the forward-looking statements include the following: risks that the acquisition of Lumos will not close or that the Lumos products will not be integrated or marketed as expected, and that the acquisition will not enhance Micromuse’s position in or penetration of the intended customer base; fluctuations in customer demand; the risks associated with the expansion of the Company’s distribution channels; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company’s markets; the risks associated with competition; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company’s Securities and Exchange Commission Filings, including but not limited to those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and on Form 10-K on file with the Securities and Exchange Commission and available on the Company’s Web site.